Exhibit 14.1
Activant Solutions Inc. (the “Company”)
Code of Ethics for Senior Financial Management
Statement of Purpose; Guiding Principles: Covered Employees
     This Code of Ethics (the “Code”) is applicable to the Company’s Chief Executive Officer, the Chief Financial Officer, the Vice President of Finance and the Controller (the “Covered Officers”). In adopting this Code the Company recognizes the vital importance of conducting business in full compliance with all applicable laws and with integrity and honesty.
     The purpose of this Code is to deter wrongdoing and to promote:
•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and business or professional relationships;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission (“SEC”) and in other public communications;

•	compliance with all other applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of this Code pursuant to the appropriate persons; and

•	accountability for adherence to this Code.
     In furtherance of this purpose and these principles, each Covered Officer is expected to maintain the highest ethical standards when conducting business on behalf of, and in personal relationships that may affect the business or affairs of, the Company.
Implementing Policies and Procedures
     In furtherance of the purpose and principles stated above, the Covered Officers must adhere to the following set of implementing policies and procedures:
     (1) Avoidance and Handling of Conflict of Interest Situations.
     The Covered Officers shall act and perform their duties ethically and honestly. Honest conduct refers to conduct that is free from fraud or deception. Ethical conduct refers to conduct that conforms to accepted professional standards of conduct, including the unbiased handling of actual or apparent conflicts of interest between personal and professional relationships.
     A conflict of interest occurs when the private interest of an employee interferes, or appears to interfere, with the interests of the Company. Conflicts of interest can arise when an employee takes an action or has an interest that may make it difficult for the employee to render objective decisions on behalf of the Company or to perform the employee’s duties effectively. Accordingly, a Covered Officer:
•	is not permitted to compete, either directly or indirectly, with or against the Company;

•	should avoid making any personal investment, acquiring any personal financial interest or entering into any association that interferes, or appears to interfere, with his or her independent exercise of judgment in the Company’s best interests; or

•	take or otherwise appropriate for his or her personal benefit or the benefit of any other person or enterprise (other than the Company) any business opportunity or potential opportunity in any line of business in which the Company engages or is considering engaging.
     Conflicts of interest also arise when an employee, or a member of the employee’s family, receives improper personal benefits, including loans or guarantees of obligations or acquisitions of interests in transactions involving the Company or its clients or suppliers, as a result of the employee’s position with the Company. While not every situation that may give rise to a conflict of interest can be enumerated, a Covered Officer must treat as a potential conflict of interest any situation in which he or she, or any person with whom he or she has a close personal or familial relationship:
•	solicits or accepts a gift or other personal, unearned benefit as a result of his or her position with the Company (other than non-monetary items of nominal intrinsic value);

•	has any financial interest in any competitor, customer, supplier or other party dealing with the Company (other than ownership of publicly traded securities of such a company having in the aggregate a value of no more than $100,000);

•	has a consulting, managerial or employment relationship in any capacity with a competitor, customer, supplier or other party dealing with the Company, including the provision of voluntary services; or

•	acquires property or rights in which the Covered Officer knows or should know that the Company is likely to have an interest.
     Conflicts of interests are generally prohibited as a matter of the Company’s corporate policy, unless they have been approved by the Company. Any Covered Officer who becomes aware of an actual or potential conflict, or who has a question about whether a conflict exists, should bring it to the attention of the audit committee of the Company’s Board of Directors (the “Audit Committee”) or the Company’s general counsel (the “General Counsel”) promptly.

     (2) Full, Fair and Timely Disclosure; Adequacy of Disclosure Controls
     The Covered Officers are responsible for ensuring that the Company’s periodic reports, financial statements and other public communications contain disclosures that are full, fair, accurate, timely and understandable. In that regard, the Covered Officers shall take such action as is reasonably appropriate to:
•	establish and maintain effective disclosure controls and procedures and internal control over financial reporting;

•	ensure that the Company’s periodic reports are timely filed with the Securities and Exchange Commission and comply with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

•	ensure that information contained in the Company’s periodic reports and financial statements fairly presents in all material respects the financial condition and results of operations of the Company.
     The Covered Officers shall not knowingly:
•	make, or permit or direct another to make, materially false or misleading entries in the Company’s financial statements or records;

•	fail to correct materially false and misleading financial statements or records;

•	sign, or permit another to sign, a document containing materially false and misleading information; or

•	falsely respond, or fail to respond, to specific inquiries of the Company’s independent auditor or outside legal counsel.
     The Covered Officers shall promptly bring to the attention of the General Counsel or the Audit Committee any credible information of which he or she is aware concerning:
•	significant deficiencies or material weaknesses in the design or operation of the Company’s system (a) of internal accounting controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) for collecting, assessing and reporting to the public in a timely manner other information required to be disclosed by SEC requirements;

•	any fraud, whether or not material, that involves management or other employees who have a role in the Company’s financial reporting, disclosures or internal controls or which otherwise could affect the accuracy and timeliness of its financial reporting; or

•	any changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and materials weaknesses.
     (3) Compliance with Laws.
     Consistent with the Company’s policy to comply with all applicable laws, rules and regulations, it is the personal responsibility of each Covered Officer to adhere to the standards and restrictions imposed by those laws, rules and regulations, including, but not limited to, those relating to accounting and auditing matters. Any Covered Officer who is unsure as to whether a situation violates any applicable law, rule, regulation or Company policy should discuss the situation with the General Counsel.
     (4) Compliance with, and Administration of, this Code.
     The Covered Officers shall take all appropriate steps to stop any known violations of this Code or the Company’s Code of Business Conduct and Ethics by any employee or director of the Company. To that end, the Covered Officers shall promptly bring to the attention of the General Counsel or the Audit Committee any credible information he or she may receive or become aware of indicating:
•	that any violation of this Code or the Company’s Code of Business Conduct and Ethics has occurred or is imminent,

•	that any violation of the U.S. federal securities laws or any rule or regulation thereunder by the Company or any employee, director or other agent of the Company has occurred or is imminent, or

•	that any violation by the Company or any employee, director or other agent of the Company of any other law, rule or regulation applicable to the Company has occurred or is imminent.
     Covered Officers are encouraged to use the Company’s whistleblower procedures to report any such violations.
     The General Counsel will promptly notify the Audit Committee of any report he or she has received of such a violation. Where it is impracticable or contrary to the Company’s best interest to make a report under this Code to the person regularly designated to receive such report under this Code, the report may instead be made to the Company’s chief executive officer and/or the Chairman of the Audit Committee.
     The General Counsel will notify the Disclosure Committee of any issue regarding the adequacy of the Company’s public disclosures and the Company’s internal controls and procedures raised by information reported by a Covered Officer as provided by this Code and will advise the Disclosure Committee of any waiver from, or amendments to this Code, for the purposes of ensuring prompt disclosure regarding any such waiver or amendment, and for consideration of any supplement or modification of the Company’s disclosure controls or procedures.

     (5) Accountability.
     The principles and responsibilities set forth in the Code are important to the Company and must be taken seriously. Each Covered Officer has a duty to ensure that his or her actions adhere to the requirements of the Code. Any violation of the Code may result in disciplinary action, including termination of employment with the Company, and, if warranted, legal proceedings against the violating party.
     The Audit Committee shall be responsible for determining whether or not a violation of this Code has occurred or may occur, after appropriate investigation, and shall make recommendations to the Company’s Board of Directors on the appropriate responsive action to be taken.
     (6) Waivers.
     Only the Company’s Board of Directors or Audit Committee may grant waivers from compliance with this Code. In addition, as a result of the Company’s commitment to keep its policies and procedures current, the Code may be modified from time to time. Any amendment or waiver of any provision of the Code must be approved in writing by the Company’s Board of Directors and promptly disclosed pursuant to applicable laws and regulations.
     (7) Miscellaneous.
     It is the Company’s policy that any employee who in good faith brings information regarding a violation (or potential violation) of this Code to the attention of any of his or her supervisors, the General Counsel, or the Audit Committee (or any other director or officer) shall not be disadvantaged or discriminated against in any term or condition of his or her employment (including the opportunity for promotion) by reason of the employee taking such action. Moreover, it is the Company’s policy to protect against any such disadvantage or discrimination those supervisors, officers and directors who in good faith take appropriate action in response to any concerns or complaints received by them, including undertaking any investigation or reporting the matter to another authority within the Company.
     The Code sets forth the fundamental principles and policies that govern the Covered Officers with respect to their conduct of the Company’s affairs. It is not intended to, and does not, create any rights in any employee, customer, supplier, competitor, stockholder or any other person or entity. The Code is intended solely for the internal use by the Company and does not in any way constitute an admission, by or on behalf of the Company, as to any fact, circumstance or legal conclusion.